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                                                                    Exhibit 8.1


            [AKIN, GUMP, STRAUSS, HAUER & FELD, LLP LETTERHEAD]


                               August 12, 1998


MMH Holdings, Inc.
4915 S. Howell Avenue, 2nd Floor
Milwaukee, Wisconsin 53207

              Re:  MMH Holdings, Inc.
                   12% Series A Senior Exchangeable Preferred Stock

Gentlemen:



    We have acted as counsel to MMH Holdings, Inc., a Delaware corporation (the "Company"), in connection with registration of 57,710 shares of 12% Series A Senior Exchangeable Preferred Stock, par value $.01 per share, of the Company (the "New Preferred Stock"), pursuant to the Company's Registration Statement on Form S-4, File No. 333-52529 (as amended, the "Registration Statement"), filed by the Company under the Securities Act of 1933, as amended (the "Securities Act"), and the proposed exchange offer by the Company of the New Preferred Stock to the holders of the Company's outstanding 57,710 shares of 12% Series A Senior Exchangeable Preferred Stock, par value $.01 per share, previously sold pursuant to Rule 144A (the "Old Preferred Stock"). The New Preferred Stock is exchangeable, at the Company's option, for the Company's 12% Exchange Debentures due 2009 (the "Exchange Debentures"). Unless otherwise defined herein, capitalized terms used in this opinion shall have the meaning set forth in the Registration Statement.



    Our opinion is premised upon the accuracy of all factual statements made in the Exchange Offer and the underlying documents cited therein, and upon the completion of the transaction in the manner contemplated in the Exchange Offer. In addition, our opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations (including proposed regulations) promulgated thereunder, administrative rulings and pronouncements of the Internal Revenue Service ("IRS"), and judicial decisions, all as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect. Any change in the facts or law upon which we rely could change our conclusion and render our opinion inapplicable.


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MMH Holdings, Inc.
August 12, 1998
Page 2


    As such counsel, we have examined the Registration Statement and have made such other factual and legal investigations as we considered necessary or appropriate for the purposes of this opinion. In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purpose of rendering the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies.



    Based upon such examinations and investigations, and subject to the qualifications set forth in the "U.S. Federal Tax Consequences" section of the Exchange Offer, our opinion with respect to the anticipated U.S. federal income tax consequences applicable to the exchange of Old Series A Senior Preferred Stock for New Series A Senior Preferred Stock in the Exchange Offer; the ownership and disposition of New Series A Senior Preferred Stock by holders who acquire the New Series A Senior Preferred Stock pursuant to the Exchange Offer; the acquisition of Exchange Debentures in exchange for New Series A Senior Preferred Stock; and the ownership and disposition of Exchange Debentures by holders who acquire Exchange Debentures in exchange for New Series A Senior Preferred Stock under currently applicable federal tax law, is as set forth in the Prospectus under the heading "U.S. Federal Income Tax Consequences."



    This opinion is based on the relevant law in effect (or, in the case of proposed regulations, proposed) and the relevant facts that exist as of the date hereof. We have no obligation to advise the Company or any other person of changes of law or fact that occur after the date hereof. This opinion represents our best legal judgment but has no binding effect on the IRS. Accordingly, there can be no assurance that the IRS will not successfully challenge our opinion.

    We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to this firm under the caption "U.S. Federal Income Tax Consequences" in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission. We do not consent to any reference to this opinion letter in any other document. We express no opinion with respect to the merits of an investment in the Company or participation in the Exchange Offer.


                                   Very truly yours,

                                   /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

                                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.